Exhibit No. 10.27



















August 23, 1996







Mr. Jay Mealey

President

Crown Energy Corporation

215 South State, Suite 550

Salt Lake City, Utah 84111



Dear Jay:



Pursuant to our conversation, this letter agreement (the "Agreement") sets forth an arrangement regarding the engagement of EnCap Investments L.C. ("EnCap") as exclusive financial advisor for Crown Energy Corporation ("Crown"or the "Company") for the purpose of (i) raising $4-6 million of equity capital (the "Equity Capital"), and (ii) assisting Crown to obtain project debt financing ("Project Financing"). The terms and conditions of the engagement are:



         1.     The Company  hereby  engages  EnCap as the  Company's  exclusive financial advisor for the purpose of providing financial advisory or investment banking services in connection with raising the Equity Capital. In this role, EnCap will help set the strategy for approaching the market, assist in the preparation of marketing materials, solicit institutional or otherwise accredited investors and assist in the structuring, negotiation and closing process.



         2. To the extent requested by the Company, EnCap will also assist Crown to obtain Project Financing to fund the capital costs associated with the construction and implementation of its mining and production facility. In this capacity, EnCap will identify and approach potential lenders and help the Company negotiate the structure, terms and conditions of such financing.



         3. This engagement will be effective upon execution of this Agreement and will be effective for a 90 day period thereafter. Either the Company or EnCap may terminate this engagement hereunder by giving the other party at least 30 days prior written notice; provided however, the Company shall remain responsible for the reimbursement of EnCap's expenses as described under sub-paragraph 4.d. and the obligations of the Company as described under paragraph 7 shall survive.



         4. As compensation for the services rendered hereunder, the Company agrees to pay EnCap the following fees and expenses:



                a. Retainer Fee In lieu of a cash retainer, the Company ------------ shall pay EnCap a one-time Retainer Fee of
                                    50,000  unregistered shares of the Company's
                                    Common  Stock,   $.02  par  value   ("Common
                                    Stock")  with  free  piggyback  rights.  The
                                    Company shall deliver the Common Stock to EnCap within 30 days of execution of this Agreement.



                b. Equity Fee Upon closing and receipt of funds from ---------- investor(s) identified by EnCap, the Company shall pay EnCap an Equity  Fee equal to 7.0%
                                    of the gross Equity Capital  proceeds raised
                                    or committed to the Company  payable in cash
                                    immediately   upon  receipt  of  funds  from
                                    investors.  Additionally,  the Company shall
                                    also issue five year  warrants  to  purchase
                                    100,000  unregistered shares of Common Stock
                                    to  EnCap  at  closing  exercisable  at  the
                                    lesser of the Company's  closing stock price
                                    on the day of  closing  or $1.00 per  share.
                                    EnCap will have the right to demand that the
                                    Company  use  its  best  efforts  to  file a
                                    registration  statement  on  the  underlying
                                    Common  Stock  at  EnCap's  request  anytime
                                    after  the   initial   production   facility
                                    becomes commercially viable.



                c.  Project         Upon  closing  and  receipt  of  funds  from
                    -------         lender(s) identified

                Financing Fee       by  EnCap,  the  Company  shall  pay EnCap a
                -------------       Project  Financing  Fee equal to 1.0% of the
                                    gross proceeds raised or committed to the Company payable in cash immediately upon receipt of funds from lenders identified by EnCap. In the event that either ING Capital
                                    Corporation, Transamerica Business Credit or
                                    Corpfinance Ltd. provides Project Financing, the Company will not be obligated to pay
                                    EnCap a Project Financing Fee.



                d.  Expense         The Company shall also  reimburse  EnCap for
                    -------         its reasonable

                    Reimbursement and itemized out-of-pocket expenses ------------- previously approved by the Company in
                                    performing    its   services    under   this
                                    Agreement.   Such  reimbursement   shall  be
                                    payable within 30 days of presentation of an invoice for such expenses. These expense shall be paid regardless of whether the transaction is ultimately consummated as a result of EnCap's efforts.



         5. If, during the 12-month period immediately following termination of the Agreement (the "Protection Period"), an investor or lender that had been contacted by EnCap provides Equity Capital or Project Financing to the Company, the Equity Fee described in sub-paragraph 4.b. or the Project Financing Fee described in sub-paragraph 4.c. shall be payable by Crown to EnCap.



         6. The initial list of investors and lenders identified by EnCap and approved by Crown is enclosed in Exhibit A. During the term of this Agreement, EnCap may periodically submit new investors or lenders to Exhibit A agreed to by Crown and EnCap.



         7. In connection with this engagement, Crown, for itself and its successors and affiliates, hereby (i) agrees to use its best efforts to assure that any information furnished or to be furnished to EnCap by or on behalf of Crown in connection with this engagement does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading, and (ii) covenants and agrees to indemnify and hold harmless EnCap, its subsidiaries and affiliates, and the respective successors, assigns, heirs, beneficiaries and legal representatives of each indemnified entity and person from and against any and all damage, loss, cost, expense, obligation, claim or liability, including attorney's fees and expenses, suffered by any indemnified person or entity as a result of any breach of the letter or as a result of any other matter related to the services provided (whether or not consummated) by EnCap hereby; provided that Crown shall have no obligation to indemnify EnCap with respect to any act or omission of EnCap or of its officers, directors, employees or agents that constitutes gross negligence or willful misconduct.



If the foregoing correctly sets forth the understanding and agreement between EnCap and the Company, please confirm your acceptance and agreement by signing and returning the enclosed duplicate of this letter, which will thereupon constitute a binding agreement between us.



Very truly yours,



ENCAP INVESTMENTS L.C.







Gary R. Petersen

Managing Director



Agreed to and Approved this ____ day of August, 1996.



CROWN ENERGY CORPORATION





Jay Mealey

President



cc: James A. Middleton

    Chairman of the Board, Chief Executive Officer